UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2007

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2007, Frederick M. Goltz resigned from the Board of Directors (the “Board”) of Accuride Corporation (the “Company”), effective immediately.  Mr. Goltz’s departure is linked to the recent sale of the stock ownership interest in Accuride that was held by Hubcap Acquisition LLC, an entity affiliated with KKR & Co. L.L.C., and is not due to any disagreement with the Company.

Also on July 25, 2007, the Board appointed John R. Murphy as director.  The Board also appointed current director Donald T. Johnson, Jr. to serve as a member of the Board’s Compensation Committee.  Accuride’s Board is currently comprised of Messrs.  Mark D. Dalton, James H. Greene, Jr., Terrence J. Keating, Donald T. Johnson, Jr., John R. Murphy, Charles E. Mitchell Rentschler, Donald C. Roof and one vacant seat, which the Board expects to fill with an “independent” director, as defined under Securities and Exchange Commission and New York Stock Exchange rules.  The Board’s Compensation Committee is currently comprised of Messrs. Greene, Johnson and Rentschler, and the Board’s Nominating and Corporate Governance Committee is currently comprised of Messrs. Greene and Roof.  The Company’s Audit Committee remains unchanged, and is comprised of Messrs. Roof, Johnson and Rentschler.  A copy of a press release by Accuride, dated July 31, 2007, announcing the Board changes is attached hereto as Exhibit 99.1.

John R. Murphy has served as Accuride’s President and Chief Operating Officer since January 2007.  Mr. Murphy previously served as the Company’s President and Chief Financial Officer from February 2006 to December 2006, and as Executive Vice President/Finance and Chief Financial Officer of the Company from March 1998 to January 2006. Mr. Murphy also serves as a director of O’Reilly Automotive, Inc., where he is the Chairman of its audit committee and a member of the governance/nominating committee. Mr. Murphy holds a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the University of Colorado and is a Certified Public Accountant.  Mr. Murphy is 57 years old.

Item 9.01               Exhibits.

(d)                                 Exhibits

99.1                           Press Release of Accuride Corporation, dated July 31, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	July 31, 2007	/s/ David K. Armstrong
David K. Armstrong
Senior Vice President/Chief Financial Officer and
General Counsel